Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EVERGY, INC.

The following Amended and Restated Articles of Incorporation of Evergy, Inc. (the “Company”) were adopted by the Company’s shareholder on June 3, 2018 and are attached as Exhibit A to the Summary Articles of Merger filed by Great Plains Energy Incorporated and the Company on June 4, 2018 (the “Summary Articles of Merger”). Of the 1,000 shares of issued and outstanding common stock of the Company, all 1,000 of such shares of common stock were entitled to vote on the amendment and restatement of the Articles of Incorporation of the Company. The number of shares of common stock that voted for the amendment and restatement of the Articles of Incorporation of the Company was 1,000 and the number of shares of common stock that voted against the amendment and restatement of the Articles of Incorporation of the Company was 0. As of the effective date of the Merger (as defined in the Summary Articles of Merger), the 1,000 shares of issued and outstanding common stock of the Company will be cancelled and retired and will cease to exist. The amendment and restatement of the Articles of Incorporation of the Company shall be effective on June 4, 2018.

ARTICLE ONE

The name of this corporation shall be EVERGY, INC. (the “Company”).

ARTICLE TWO

The address of the Company’s registered office in Missouri is 221 Bolivar Street, Jefferson City, Missouri, 65101, but it shall have power to transact business anywhere in Missouri, and also in several states of the United States if and when so desired under the respective laws thereof regarding foreign corporations. The name of its agent at such address is CSC-Lawyers Incorporating Service Company.

ARTICLE THREE

The amount of authorized capital stock of the Company is Six Hundred Twelve Million (612,000,000) shares divided into classes as follows:

Twelve Million (12,000,000) shares of Preference Stock without par value.

Six Hundred Million (600,000,000) shares of Common Stock without par value.

The preferences, qualifications, limitations, restrictions, and special or relative rights of the Preference Stock and the Common Stock shall be as follows:

A. PREFERENCE STOCK

(i) Series of Preference Stock. Shares of Preference Stock may be issued from time to time in one or more series as provided herein. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the Articles of Incorporation or any amendment thereto or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of this Articles of Incorporation. Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preference Stock may be made dependent upon facts ascertainable outside these Articles of Incorporation or of any amendment thereto, or outside the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, provided that the manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such class of stock is clearly and expressly set forth in these Articles of Incorporation or in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors. The shares of Preference Stock of all series shall be of equal rank, and all shares of any particular series of Preference Stock shall be identical, except that, if the dividends, if any, thereon are cumulative, the date or dates from which they shall be cumulative may differ. The terms of any series of Preference Stock may vary from the terms of any other series of Preference Stock to the full extent now or hereafter permitted by The General and Business Corporation Law of Missouri, and the terms of each series shall be fixed, prior to the issuance thereof, in the manner provided for herein. Without limiting the generality of the foregoing, shares of Preference Stock of different series may, subject to any applicable provisions of law, vary with respect to the following terms:

(a) The distinctive designation of such series and the number of shares of such series;

(b) The rate or rates at which shares of such series shall be entitled to receive dividends, the conditions upon, and the times of payment of such dividends, the relationship and preference, if any, of such dividends to dividends payable on any other class or classes or any other series of stock, and whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(c) The right, if any, to exchange or convert the shares of such series into shares of any other class or classes, or of any other series of the same or any other class or classes of stock of the Company, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made;

(d) If shares of such series are subject to redemption, the time or times and the price or prices at which, at the terms and conditions on which, such shares shall be redeemable;

(e) The preference of the shares of such series as to both dividends and assets in the event of any voluntary or involuntary liquidation or dissolution or winding up or distribution of assets of the Company;

(f) The obligation, if any, of the Company to purchase, redeem or retire shares of such series and/or maintain a fund for such purposes, and the amount or amounts to be payable from time to time for such purpose or into such fund, the number of shares to be purchased, redeemed or retired, and the other terms and conditions of any such obligation;

(g) The voting rights, if any, full or limited, to be given the shares of such series, including without limiting the generality of the foregoing, the right, if any, as a series or in conjunction with other series or classes, to elect one or more members of the Board of Directors either generally or at certain specified times or under certain circumstances, and restrictions, if any, on particular corporate acts without a specified vote or consent of holders of such shares (such as, among others, restrictions on modifying the terms of such series of Preference Stock, authorizing or issuing additional shares of Preference Stock or creating any additional shares of Preference Stock or creating any class of stock ranking prior to or on a parity with the Preference Stock as to dividends or assets); and

(h) Any other preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

(ii) Authority for Issuance Granted to Board of Directors. Authority is hereby expressly granted to and vested in the Board of Directors at any time or from time to time to issue the Preference Stock as Preference Stock of any series, and in connection with the creation of each such series, so far as not inconsistent with the provisions of this ARTICLE THREE applicable to all series of Preference Stock, to fix, prior to the issuance thereof, by resolution or resolutions providing for the issue of shares thereof, the authorized number of shares of such series, which number may be increased, unless otherwise provided by the Board of Directors in creating such series, or decreased, but not below the number of shares thereof then outstanding, from time to time by like action of the Board of Directors, the voting powers of such series and the designations, rights, preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of such series.

B. COMMON STOCK

(i) Dividends. Subject to the limitations in this ARTICLE THREE set forth, dividends may be paid on the Common Stock out of any funds legally available for the purpose, when and as declared by the Board of Directors.

(ii) Liquidation Rights. In the event of any liquidation or dissolution of the Company, after there shall have been paid to or set aside for the holders of outstanding shares having superior liquidation preferences to Common Stock the full preferential amounts to which they are respectively entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Company available for distribution.

(iii) Voting Rights. Except as set forth in this ARTICLE THREE or as by statute otherwise mandatorily provided, the holders of the Common Stock shall exclusively possess full voting powers for the election of Directors and for all other purposes.

C. GENERAL

(i) Consideration for Shares. Subject to applicable law, the shares of the Company, now or hereafter authorized, may be issued for such consideration as may be fixed from time to time by the Board of Directors. Subject to applicable law and to the provisions of this ARTICLE THREE, shares of the Company issued and thereafter acquired by the Company may be disposed of by the Company for such consideration as may be fixed from time to time by the Board of Directors.

(ii) Crediting Consideration to Capital. The entire consideration hereafter received upon the issuance of shares of Common Stock without par value shall be credited to capital, and this requirement may not be eliminated or amended without the affirmative vote or consent of the holders of two-thirds of the outstanding Common Stock.

D. CERTAIN DEFINITIONS

In any resolution of the Board of Directors adopted pursuant to this ARTICLE THREE establishing a series of Preference Stock, and fixing the designation, description and terms thereof, the meanings below assigned shall control:

“Senior stock” shall mean shares of stock of any class ranking prior to shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Parity stock” shall mean shares of stock of any class ranking on a parity with, but not prior to, shares of Preference Stock as to dividends or upon dissolution or liquidation;

“Junior stock” shall mean shares of stock of any class ranking subordinate to shares of Preference Stock as to dividends and upon dissolution or liquidation; and

“Preferential dividends accrued and unpaid on a share of Preference Stock, to any particular date” shall mean an amount per share at the annual dividend rate applicable to such share for the period beginning with the date from and including which dividends on such share are cumulative and concluding on the day prior to such particular date, less the aggregate of all dividends paid with respect to such share during such period.

ARTICLE FOUR

The name and place of each incorporator is as follows:

Colleen Tieman

13330 California Street, Ste. 200

Omaha, NE 68154

ARTICLE FIVE

No holder of outstanding shares of any class shall have any preemptive right to subscribe for or acquire shares of stock or any securities of any kind issued by the Company.

ARTICLE SIX

The number of directors shall be fixed by, or in the manner provided by, the By-laws.

ARTICLE SEVEN

The duration of the Company is perpetual.

ARTICLE EIGHT

The Company is formed for the following purposes:

The acquisition, construction, maintenance and operation of electric power and heating plant or plants and distribution systems therefor; the purchase of electrical current and of steam and of other heating mediums and forms of energy; distribution and sale thereof; the doing of all things necessary or incident to carrying on the business aforesaid in the State of Missouri and elsewhere, and generally engaging in any lawful act or activity for which a company may now or hereafter may be organized under the laws of the State of Missouri.

ARTICLE NINE

The Board of Directors may make, alter, amend or repeal By-laws of the Company by a majority vote of the whole Board of Directors at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice thereof has been given in the notice of such special meeting. Nothing in this ARTICLE NINE shall be construed to limit the power of the shareholders to make, alter, amend or repeal By-laws of the Company at any annual or special meeting of shareholders by a majority vote of the shareholders present and entitled to vote at such meeting, provided a quorum is present.

ARTICLE TEN

At any meeting of shareholders, a majority of the outstanding shares entitled to vote represented in person or by proxy shall constitute a quorum; provided, that less than such quorum shall have the right successively to adjourn the meeting to a specified date not longer than 90 days after such adjournment, and no notice need be given of such adjournment to shareholders not present at the meeting.

ARTICLE ELEVEN

These Articles of Incorporation may be amended in accordance with and upon the vote prescribed by the laws of the State of Missouri; provided, that in no event shall any such amendment be adopted after the date of the adoption of this ARTICLE ELEVEN without receiving the affirmative vote of at least a majority of the outstanding shares of the Company entitled to vote.

ARTICLE TWELVE

In addition to any affirmative vote required by these Articles of Incorporation or By-laws, the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock of the Company entitled to vote shall be required for the approval or authorization of any Business Combination with an Interested Shareholder; provided, however, that such 80% voting requirement shall not be applicable if:

(a) the Business Combination shall have been approved by a majority of the Continuing Directors; or

(b) the cash or the Fair Market Value of the property, securities or other consideration to be received per share by holders of the Common Stock in such Business Combination is not less than the highest per share price paid by or on behalf of the Interested Shareholder for any shares of Common Stock during the five-year period preceding the announcement of such Business Combination.

The following definitions shall apply for purposes of this ARTICLE TWELVE:

(a) The term “Business Combination” shall mean: (i) any merger or consolidation involving the Company or a subsidiary of the Company with or into an Interested Shareholder; (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series) of any Substantial Part of the assets of the Company or a subsidiary of the Company to or with an Interested Shareholder; (iii) the issuance of any securities of the Company or a subsidiary of the Company to an Interested Shareholder other than the issuance on a pro rata basis to all holders of shares of the same class pursuant to a stock split or stock dividend; (iv) any recapitalization or reclassification or other transaction that would have the effect of increasing the proportionate voting power of an Interested Shareholder; (v) any liquidation, spinoff, splitup or dissolution of the Company proposed by or on behalf of an Interested Shareholder; or (vi) any agreement, contract, arrangement or understanding providing for any of the transactions described in this definition of Business Combination;

(b) The term “Interested Shareholder” shall mean and include (i) any individual, corporation, partnership or other person or entity which, together with its “Affiliates” or “Associates” (as defined on March 1, 1986, in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) “beneficially owns” (as defined on March 1, 1986, in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) in the aggregate 5% or more of the outstanding shares of the Common Stock of the Company, and (ii) any Affiliate or Associate of any such Interested Shareholder;

(c) The term “Continuing Director” shall mean any member of the Board of Directors of the Company who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director if the successor is unaffiliated with the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors;

(d) The term “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors; and (ii) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by a majority of the Continuing Directors; and

(e) The term “Substantial Part” shall mean 10% or more of the Fair Market Value of the total assets as reflected on the most recent balance sheet existing at the time the shareholders of the Company would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

Notwithstanding ARTICLE ELEVEN or any other provisions of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law), this ARTICLE TWELVE may not be altered, amended or repealed except by the affirmative vote of the holders of at least 80% or more of the outstanding shares of Common Stock of the Company entitled to vote.

ARTICLE THIRTEEN

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a Director or officer of the Company or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Company to the fullest extent authorized by The General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid to or to be paid in settlement) actually and reasonably incurred by such person in connection therewith; provided, however, that, except as provided in paragraph (b) hereof, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The right to indemnification conferred in this ARTICLE THIRTEEN shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if The General and Business Corporation Law of Missouri requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE THIRTEEN or otherwise. The Company may, by action of its Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers. Such indemnification shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this ARTICLE THIRTEEN is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under The General and Business Corporation Law of Missouri for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in The General and Business Corporation Law of Missouri, nor an actual determination by the Company (including its Board of Directors, independent, legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Rights Not Exclusive. The indemnification and other rights provided by this ARTICLE THIRTEEN shall not be deemed exclusive of any other rights to which a person may be entitled under any applicable law, By-laws of the Company, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of Director or officer, and the Company is hereby expressly authorized by the shareholders of the Company to enter into agreements with its Directors and officers which provide greater indemnification rights than that generally provided by The General and Business Corporation Law of Missouri; provided, however, that no such further indemnity shall indemnify any person from or on account of such Director’s or officer’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Any such agreement providing for further indemnity entered into pursuant to this ARTICLE THIRTEEN after the date of approval of this ARTICLE THIRTEEN by the Company’s shareholders need not be further approved by the shareholders of the Company in order to be fully effective and enforceable.

(d) Insurance. The Company may purchase and maintain insurance on behalf of any person who was or is a Director, officer, employee or agent of the Company, or was or is serving at the request of the Company as a Director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this ARTICLE THIRTEEN.

(e) Amendment. This ARTICLE THIRTEEN may be hereafter amended or repealed; however, no amendment or repeal shall reduce, terminate or otherwise adversely affect the right of a person entitled to obtain indemnification or an advance of expenses with respect to an action, suit or proceeding that pertains to or arises out of actions or omissions that occur prior to the later of (i) the effective date of such amendment or repeal; (ii) the expiration date of such person’s then current term of office with, or service for, the Company (provided such person has a stated term of office or service and completes such term); or (iii) the effective date such person resigns his or her office or terminates his or her service (provided such person has a stated term of office or service but resigns prior to the expiration of such term).

ARTICLE FOURTEEN

The liability of the Company’s directors to the Company or any of its shareholders for monetary damages for breaches of fiduciary duties as a director shall be eliminated to the fullest extent permitted under The General and Business Corporation Law of Missouri, as the same exists or may hereafter be amended. Neither any repeal or modification of this ARTICLE FOURTEEN by the shareholders of the Company nor the amendment or adoption of any other provision of the Articles of Incorporation inconsistent with this ARTICLE FOURTEEN shall adversely affect any right or protection of a director of the Company existing hereunder at the time of such repeal, modification or amendment with respect to acts or omissions occurring prior to such repeal, modification or amendment.